AvTel
                                             Communications, Inc.

                                             December 13, 1996
Mr. Barry Peters
4162 Sterlingview Drive
Moorpark, CA  93021

     Re:     AvTel Communications, Inc., a Utah corporation (the "Company")

Dear Barry:

     This letter will serve as a letter agreement by and among you, the Company, Anthony E. Papa and James P. Pisani with respect to the following:

1.Letter Agreement dated August 1, 1996 (the "Letter Agreement") between you and AvTel Holdings, Inc., a California corporation, formerly called AvTel Communications, Inc. ("AHI");

2.Assumption and Rights Agreement between you and the Company dated October 23, 1996 ("Assumption Agreement"); and

3.That certain Shareholders Agreement by and among you, the Company, Anthony
E. Papa ("Papa"), James P. Pisani ("Pisani"), Paul G. Begum ("Begum") and Tree of Stars, Inc. ("TOSI") (the "Shareholders' Agreement")

Background Facts

Pursuant to the Letter Agreement, you have been issued an aggregate of 1,063,128 shares (the "Shares") of the Company's $.001 par value common stock ("Common Stock")

Pursuant to the Assumption Agreement: (a) the Company assumed and agreed to perform the duties and obligations of AHI under the Letter Agreement, as amended, and (b) the Company and Messrs. Papa and Pisani acquired certain rights (the "Option") to purchase all or any part of the Shares.

Effective as of or prior to the date hereof, Messrs. Papa and Pisani have acquired rights under the Option to acquire, as to each of them, 431,564 of the Shares.




130 Cremona Drive - Goleta, CA - 93117 - Phone:  (805) 685-0355 - Fax:  (805)
685-9685

Pursuant to the Assumption and Shareholders' Agreements, respectively, you acquired: (a) certain so-called "registration rights" with respect to the Shares, and (b) certain rights of first refusal with respect to shares of the Company's common stock owned, directly or indirectly, by Begum and TOSI (the "First Refusal Rights").

You have not signed and returned the Employment Agreement (as that term is defined in the Letter Agreement) to the Company on or before December 1, 1996, and have advised the Company's Board of Directors that you do not intend to accept the Employment Agreement or otherwise to become employed by the Company.

Based on the foregoing, you and the Company have agreed to enter into this Letter Agreement with respect to various matters involving the Letter Agreement, the Assumption Agreement and the Shareholders' Agreement.


Agreement

In consideration of the mutual covenants, agreements and promises contained herein, you and the Company agree as follows:

1.Termination of Employment Offer. Any and all offers by the Company or any of its officer, directors and employees to employ you, including, but not necessarily limited to, those offers set forth or referred to in the Letter Agreement, are hereby completely and irrevocably terminated, revoked and withdrawn.

2.Partial Option Termination. The Option is partially terminated in that (a) an aggregate of 863,128 Shares remain subject to the Option (exercisable by Papa and Pisani) and (b) the remaining 200,000 Shares (the "Reserved Shares") are, as of the date hereof, released from the Option.

3.Exercise of Option, Delivery and Issuance of Stock Certificates. You acknowledge that the execution of this Letter Agreement by Pisani and Papa constitutes notice of exercise of the Option assigned to the each of them. Accordingly, promptly following execution and delivery of this Letter Agreement and the other agreements contemplated herein, you will furnish, or cause to be furnished, to the Company the stock certificate representing the Shares previously issued to you, together with a properly endorsed stock power whereupon such stock certificate will be canceled on the corporation's record and the Company will issue or cause to be issued new stock certificates as follows:

     (a)a Reserved Stock Certificate representing 200,000 shares of Common Stock registered in your name; and

     (b)two stock certificates, each in the amount of 431,564 shares of Common Stock, registered in the names of Papa and Pisani, respectively.

Mr. Barry Peters
Letter Agreement
Page 3

All such stock certificates shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS ON
TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

Except as set forth herein, all of the terms and conditions of Section 1 of the Letter Agreement with respect to the option remain in full force and effect, have not been modified or changed in any manner whatsoever.

4.Securities Laws Matters. You confirm that you have been informed that the Reserved Shares are restricted securities under the Securities Act of 1993, as amended, they may not be resold or transferred unless first registered under the Federal Securities Laws or unless an exemption from such registration is available and the issuance of such Reserved Shares to you may be subject to your providing written representations to the Company, as determined by it and its counsel, to assure compliance with such laws. You further acknowledge that you are prepared to hold the Reserved Shares for an indefinite period and that you are aware that Rule 144 promulgated by the Securities and Exchange Commission is not presently available to exempt the resale of Shares from the registration requirements of the 1933 Act. In order to reflect these restrictions, the stock certificates for the Reserved Shares shall be endorsed with such restrictive legends as are considered necessary or appropriate by the Company.

5.Shareholder and Assumption Agreements. You hereby assign, transfer, convey and set over to the Company all of your right, title and interests under the Shareholder Agreement, including, but not necessarily limited to, all of your right, title and interest to exercise any Rights of First Refusal with respect to shares of common stock held by Begum and TOSI, directly or indirectly, beneficially or of record. You shall continue to have, as to the Reserved Shares, the piggyback registration rights set forth in and subject to the terms of the Assumption Agreement.

6.Service as Director. You agree to continue to serve as a member of the Board of Directors of the Company, at the pleasure of the Company's shareholders. You will also be entitled to be reimbursed for reasonable travel and other related costs and expenses incurred by you in connection with attending such meetings. You will be expected to dutifully and faithfully perform your obligations as a member of the Board of Directors of the Company and to comply with customary and usual obligations of a director of a publicly traded company.

7.Confidentiality. You acknowledge and agree that during the course of and incident to your affiliation and relationship with the Company as a member of the Board of Directors, the Company has provided and will provide to you, that you will be exposed to or have access to, Confidential Information (as defined herein). For purposes hereof, "Confidential Information" shall mean all proprietary and confidential information concerning or relating to the business, products, prospects, properties and operations of AvTel and its subsidiaries, including, without limitation, customer and supplier lists, know-how, trade secrets, business and discoveries, improvements, models, strategies, forecasts, projections, budgets, financial information, price lists, costs, computer programs, source and object codes, algorithms, data, logic flow diagrams and other original works of authorship, executive and employee information and data (including salaries, performance history, skills and experience), capital formation and financing plans and strategies, merger, acquisition and strategic alliance transactions, licensing and other similar plans and objectives including any information received from third parties and held in confidence by AvTel or its subsidiaries. You will hold the Confidential Information in the strictest confidence, will not disclose or make use of (directly or indirectly) any Confidential Information or any portion thereof to or on behalf of any third party, except as required in the performance of your duties and obligations as a member of the Board of Directors of the Company.

8.Release. You acknowledge and agree that duties and obligations and entitlements provided to you herein by the Company, including, but not necessarily limited to the issuance by the Company to you of the Reserved Stock and the Warrants constitute a full, complete and final payment, satisfaction and discharge of any and all debts, obligations or liabilities, expressed or implied, absolute or contingent, involving the Company or any of its Affiliates in connection with, arising from or relating to the Letter Agreement, the Employment Agreement, the Assumption and Rights Agreement and the Shareholders Agreement and all representations, warranties, covenants and understandings contemplated thereunder ("Company Agreements"). On behalf of yourself and each of your successors and assigns, you hereby release and forever discharge the Company and its present and former affiliates, officers, directors, trustees, controlling persons, employees and agents ("Released Parties") from each and every right, claim, debt, demand, loss, action, cause of action, damage, penalty, suit and proceedings of every kind (including without limitation any claims for attorneys' fees, costs and expenses relating thereto) at law or in equity, whether known or unknown (collectively, "Claims") of, from and against any and all other payments or performance obligations, duties or liabilities of whatsoever nature (including, but not limited to, brokers', finders', advisory or other fees, payments, commissions or other forms of remuneration or compensation) which you ever had, now have or may in the future have relating to the Company transactions. You further agree and acknowledge that this release extends to all rights you may have under any state or federal law or regulation limiting the effect of such release, including, without limitation, the provisions of §1542 in the California Civil Code, which are hereby expressly waived. Said §1542 of the California Civil Code reads as follows:

     "a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

9.General Provisions.

     9.1No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of the transactions contemplated by this Letter Agreement for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

9.2Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the state of Utah.

     9.3Notices. All notices, demands, requests, or other communications required or authorized hereunder shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

          If to AvTel, to:             AVTEL COMMUNICATIONS, INC..
                                 Attn.: James P. Pisani
                              130 Cremona Drive
                              Goleta, California  93117
                              Telecopy No.: (800) 270-0189

     With a copy to:          Raymond P. Le Blanc
                              PRICE,  POSTEL & PARMA
                              200 East Carrillo Street
                              Santa Barbara, California  93102-0099
                              Telecopy No.: (805) 965-3978

          If to Barry Peters:          Mr. Barry Peters
                              4162 Sterlingview Drive
                              Moorpark, CA  93021

or such other addresses and facsimile numbers as shall be furnished by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, three days after the date so mailed, or one day after the date so sent by overnight delivery.

     9.4Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     9.5Third-Party Beneficiaries. This contract is solely between the Company and Barry Peters, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     9.6Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     9.7Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     9.8Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

10.Legal Representation. You acknowledge and understand that the Company is represented by Price, Postel & Parma, LLP and that you are free to seek separate counsel to advise you independently, with respect to this letter agreement and any and all agreements contemplated hereunder.

                              Very truly yours,

                              AVTEL COMMUNICATIONS,  INC.



                              Anthony E. Papa
                              President & Chief Executive Officer

Acknowledged and Accepted this ___ day
of December, 1996:


________________________________
Barry A. Peters

NOTICE OF EXERCISE OF OPTION

     The undersigned hereby provide notice of exercise of options to acquire the number of Shares set forth opposite their names and each hereby tenders payment in the amount set forth below:


_____________________________          __________ Shares @ $0.00094062 per
Share
Anthony E. Papa                    Total:  $____________


____________________________          __________ Shares @ $0.00094062 per
Share
James P. Pisani                    Total:  $____________